Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 95 to Registration Statement No. 333-111986 on Form N-1A of our reports, each dated May 24, 2016, relating to the financial statements and financial highlights of RBC Emerging Markets Equity Fund, RBC Emerging Markets Small Cap Equity Fund, RBC Global Opportunities Fund, RBC International Opportunities Fund, RBC Short Duration Fixed Income Fund and RBC Ultra-Short Fixed Income Fund, each a series of RBC Funds Trust, appearing in the Annual Reports to Shareholders on Form N-CSR of RBC Funds Trust for the year ended March 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE, LLP

Chicago, IL

July 29, 2016